                                                                    Exhibit 10.3

                     AGREEMENT ON TRANSFER OF EQUITY SHARES

                                       IN

                          (ABLE NEW ENERGY CO., LTD.)

                                       BY

                         (ABLE NEW ENERGY CO., LIMITED)

                                       AND

                                 (HUANG DEYONG)

                                 (LI XIAOCHUN)

                                  (ZHU DEHONG)

                     Agreement on Transfer of Equity Shares

                                TABLE OF CONTENTS

Preamble

Article 1    Definitions and Interpretations
Article 2    Transfer of Shares
Article 3    Purchase Price and Payment
Article 4    Closing
Article 5    Non-competition
Article 6    Transitional Period
Article 7    Representations and Warranties of the Seller
Article 8    Representations and Warranties of the Purchaser
Article 9    Effectiveness
Article 10   Protection of the Purchaser's Interest
Article 11   Confidentiality
Article 12   Breach of Contract
Article 13   Settlement of Disputes
Article 14   Miscellaneous

Schedule 1   Employment Contract
Schedule 2   List of documents, Contracts and Agreements Provided by the
             Company and/or the Sellers to the Purchaser

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                     Agreement on Transfer of Equity Shares

                     AGREEMENT ON TRANSFER OF EQUITY SHARES

This Agreement on Transfer of Equity Shares (this "Agreement") is made in Shenzhen, Guangdong Province, People's Republic of China ("China") on this 25th day of January 2006 by and between:

(Able New Energy Co., Limited, hereinafter referred to as "PURCHASER"), a company duly established and validly existing under the law of Hong Kong SAR with its registered address at 12/F, AT Tower, 180 Electric Road, North Point, Hong Kong SAR.

and

(Huang Deyong, hereinafter referred to as "MR.HUANG"), a Chinese citizen whose ID number is 230103670711321 and having domicile at B-7E, Huifangyuan, Xuefu Road, Nanshan District, Shenzhen, Guangdong, China;

(Li Xiaochun, hereinafter referred to as "MR.LI"), a Chinese citizen whose ID number is 110105197004075339 and having domicile at 8E, Building 2, Xiandaicheng Huating, Chuangye Road, Nanshan District, Shenzhen, Guangdong, China;

(Zhu Dehong, hereinafter referred to as "MR.ZHU"), a Chinese citizen whose ID number is 522101197204236013 and having domicile at B-7C, Qingchun Jiayuan, No. 205, Nanhai Road, Nanshan District, Shenzhen, Guangdong, China.

Mr. Huang, Mr. Li and Mr. Zhu hereinafter may be referred to collectively as the "SELLERS" or individually as the "SELLER". The Purchaser and the Sellers may be collectively referred to as the "PARTIES" or individually as a "PARTY".

                                    PREAMBLE

WHEREAS, the Sellers are the sole shareholders of the Company (hereinafter defined), more specifically with Mr. Huang holding 50% equity shares of the Company, Mr. Li holding 25% equity shares of the Company and Mr. Zhu holding the remaining 25% equity shares of the Company;

WHEREAS, the Company is active in the business of producing, marketing and selling various lithium batteries in both Chinese domestic market as well as export market;

WHEREAS, the Sellers intend to sell and transfer the entire equity interests in the Company and the Purchaser intends to buy and acquire such interests.

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                     Agreement on Transfer of Equity Shares

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Parties hereto, intending to be legally bound hereunder, agree as follows:

                                    ARTICLE 1

                         DEFINITIONS AND INTERPRETATIONS

1.1  Definitions

     Unless the terms or context of this Agreement otherwise provide, the following terms shall have the meanings as set out below:

     "Able GmbH" shall mean a company established under the law of Germany with its legal address at Hannenstieg 22, 22175, Hamburg, Germany which is wholly owned by Mr. Li.

     "Amended Articles of Association" shall mean the amended articles of association of the Company, which will become effective as of the Effectiveness Date.

     "Business" shall mean the current business of manufacturing and sales of lithium batteries by the Company.

     "Business License" shall mean the revised business license of the Company which will be issued by the SZAIC following the Effectiveness Date and meeting the requirements set out in Article 4.1 (ii).

     "China" and "PRC" mean the People's Republic of China, for purpose of this Agreement, excluding Hong Kong, Taiwan and Macau.

     "Closing" shall mean the closing of the Transaction contemplated hereunder as described in Article 4.1, and the "Closing Date" or "Date of Closing" shall mean the date on which the Closing is effected as set out in Article
     4.1 hereof.

     "Company" shall mean the limited liability company named (Able New Energy Co., Ltd.), with its legal address at ABLE Industrial Zone, Xintang Village, Guanlan Town, Baoan District, Shenzhen, Guangdong Province, China.

     "Conditions" shall mean collectively all the conditions set out in Article 4.1.

     "Condition Fulfilment Deadline" shall mean April 30, 2006 or such later date as the Purchaser may designate at its sole discretion.

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                     Agreement on Transfer of Equity Shares

     "Effectiveness Date" shall mean the date on which this Agreement becomes legally effective pursuant to Article 9.1 hereof.

     "Employment Contract" shall mean the Employment Contract to be entered into by the Company and each of the Key Employees a copy of which is attached hereto as Schedule 1 and which will become effective as of the Closing Date.

     "Encumbrance" shall mean a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect and any agreement or obligation to create or grant any of the aforesaid.

     "Examination and Approval Authority" shall mean the Bureau of Trade and Industry of Shenzhen Municipality or any other Chinese governmental authority which is competent to approve this Agreement, the Transaction contemplated hereunder and the Amended Articles of Association according to PRC laws and regulations.

     "Execution Date" shall mean the date on which this Agreement is signed by duly authorized representatives of all the Parties. Unless otherwise agreed by the Parties, the Execution Date shall not be later than January 28, 2006.

     "Key Employees" shall mean Mr. Huang, Mr. Li and Mr. Zhu.

     "Landlord" shall mean the owner of the Current Premises or the Previous Premises, as the case may be.

     "Net Sales" shall mean the net revenue of the Company generated from sales of its products, net of any discount, rebate, commission, VAT or other sales tax.

     "New Premises" shall mean the premises located at Shanjiankeng, Xintang Town, Dashuikeng, Guanlan County, Bao'an District, Shenzhen, where the Company will relocate or has relocated from the Previous Premises for operation of the Business.

     "Previous Premises" shall mean the premises located at Block 4, Foreign Trade Industrial Zone, Guan Lan Town, Bao'An District, Shenzhen, which was previously occupied and used by the Company for the Business.

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                     Agreement on Transfer of Equity Shares

     "Purchase Price" shall mean the purchase price for the Transferred Shares that is payable by the Purchaser to the Sellers according to Article 3 hereof.

     "SAB" shall mean (Shenzhen Able Battery Co., Ltd.(pound)(C), a limited liability company established and existing under the law of PRC of which Mr. Huang is a majority shareholder.

     "SZAIC" shall mean the Shenzhen Administration for Industry and Commerce and/or a local branch thereof, as appropriate to the context.

     "Trademark" shall mean the trademark (ABLE' LOGO) which is registered under the name of SAB and will be legally transferred to the Company pursuant to a trademark transfer agreement to be entered into by SAB and the Company.

     "Transferred Shares" shall mean the 100% equity shares in the Company, which will be transferred from the Sellers to the Purchaser under the Transaction according to the terms and conditions hereunder.

     "Transaction" shall mean the transaction defined in Article 2.1 hereof.

     "U.S." shall mean the United States of America.

     "Warranties" shall mean collectively all the representations, warranties and undertakings set out in Article 7.1 hereof.

1.2  Interpretation

     Articles and headings are inserted for the purpose of convenience and reference only and shall not affect the interpretation or construction of this Agreement. Words denoting the singular shall, where applicable, include plural and vice versa. Reference to the masculine gender shall, where applicable, include the feminine gender and vice versa.

                                    ARTICLE 2

                               TRANSFER OF SHARES

2.1 Subject to the Conditions set forth in Article 4 hereof and with effect as of the Date of Closing, the Sellers hereby sell and transfer to the Purchaser and the Purchaser hereby buys and acquires from the Sellers, all of the rights, title and interests to and under the Transferred Shares as follows (the "TRANSACTION"):

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                     Agreement on Transfer of Equity Shares

     (i) Mr. Huang sells and transfers to the Purchaser 50% equity interests of the Company;

     (ii) Mr. Li sells and transfers to the Purchaser 25% equity interests of the Company; and

     (iii) Mr. Zhu sells and transfers to the Purchaser 25% equity interests of the Company.

     Upon the completion of the Transaction, the Company will become 100% owned by the Purchaser and will be converted into a wholly foreign owned enterprise (WFOE).

2.2 The Sellers represent and warrant to, and covenant with, the Purchaser that at the Sellers' own cost and expense, they will execute and do or procure to be executed and done by any other necessary party all deeds, documents, acts and things necessary and appropriate to vest the ownership of the Transferred Shares to the Purchaser as may be necessary to give full effect to this Agreement.

                                    ARTICLE 3

                           PURCHASE PRICE AND PAYMENT

3.1 The total Purchase Price to be paid by the Purchaser for the Transferred Shares shall be the sum of USD $1,000,000. Of the Purchase Price, the following sum shall be paid to each of the Sellers:

     (i)  USD $500,000 shall be paid to Mr. Huang;

     (ii) USD $250,000 shall be paid to Mr. Li; and

     (iii) USD $250,000 shall be paid to Mr. Zhu.

3.2 The Purchaser shall make payment of the Purchase Price to each of the Sellers as set out in Article 3.1 within one (1) month from the Date of Closing.

3.3 Any and all sums which are payable to each of the Sellers hereunder shall be paid by the Purchaser to a RMB bank account maintained by the Seller respectively in China, as shall have been notified by such Seller in writing at least fourteen (14) days prior to the date of payment.

3.4 Each Seller shall be solely liable and responsible for any taxes, fees and public levies including, without limitation, profits tax, enterprise income tax, capital gains tax, value added taxes (VAT), business tax, and turnover tax, which may be levied or imposed by any tax, revenue or other government authorities in any part of the world, in connection with the sale and transfer of the corresponding portion of the Transferred Shares, or on the profit derived by such Seller from such sale

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                     Agreement on Transfer of Equity Shares

     and transfer. If the Purchaser is required under any applicable law or regulation to deduct or withhold tax with respect to the Purchaser Price or any part thereof payable to the Seller, the Purchaser shall be entitled to deduct the relevant amounts from the Purchase Price and to pay over the amounts deducted to the relevant tax, revenue or other government authorities, provided that the Purchaser shall deliver to the Seller official receipts or other documentary evidence showing that the amounts withheld have been paid to the relevant tax revenue or other governmental authorities, within 30 days of payment.

3.5 In the event that the Purchaser has any claim against any of the Sellers under this Agreement, it shall be entitled to deduct and set-off the relevant amount of any such claim from and against the portion of the Purchaser Price payable to any Seller. The Purchaser shall inform the Sellers about the grounds and amounts of the claim promptly.

                                    ARTICLE 4

                                     CLOSING

4.1 The Closing shall take place on the day when all the following conditions have been fulfilled:

     (i) All necessary governmental approvals on the Transaction have been properly issued, including but not limited to the following:

          (a) Written approval of this Agreement and the Transaction contemplated hereunder by the Examination and Approval Authority;

          (b) Written approval of the Amended Articles of Association by the Examination and Approval Authority.

     (ii) The Business License of the Company has been issued meeting the following requirements:

          (a) The legal form of Company has been changed to a wholly foreign owned enterprise (WFOE) with the Purchaser being the 100% owner of the Company;

          (b) The legal representative of the Company has been changed to a nominee of the Purchaser.

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                     Agreement on Transfer of Equity Shares

          (c)  The operation term of the Company shall be not less than thirty
               (30) years commencing from the date of the issuance of the Business License.

     (iii) The Company's Board of Directors including the Chairman, Executive Director and Directors, the Supervisory Committee, and the General Manager which were nominated and/or appointed by the Sellers have resigned or been removed; and the new Board of Directors and new General Manager have been appointed by the Purchaser, such appointment having been approved by the Examination and Approval Authority and registered with the SZAIC accordingly;

     (iv) The Company has received all consents and approvals from third parties as may be necessary or as required by the relevant agreement or contracts to which the Company is a party in connection with the proposed change in the shareholding structure of the Company so as to ensure that the Company maintains on the same terms all its existing contractual and other rights after the Closing;

     (v) Authorized representatives of the Purchaser have taken over from the Sellers and the Company all the originals of the Company's business license, other certificates, licenses, permits, legal and financial documents as well as all the company stamps and chops.

     (vi) No material change has occurred in the Business which would or might, in the reasonable opinion of the Purchaser, materially and adversely affect the carrying out of the post-transaction Business by the Purchaser and/or the Company after the Closing;

     (vii) Any lease agreement between the Company or its shareholder on the one hand and the Landlord on the other hand for the Previous Premises has been properly terminated, and a written termination agreement has been entered to the satisfaction of the Purchaser;

     (viii) A new lease agreement for the New Premises has been entered into between the Company and the Landlord with terms and conditions satisfactory to the Purchaser, and properly registered with competent real property authority in the PRC;

     (ix) The following agreements have been properly terminated by the parties thereto and a written termination agreement has been entered into for each of the said agreements to the satisfaction of the Purchaser:

          (a) The Exclusive Distributorship Agreement between the Company and ProBatt GmbH, a German company, on February 21, 2005;

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                     Agreement on Transfer of Equity Shares

          (b) The Partnership Contract between the Company and Europa, a French company, on May 24, 2005;

          (c) The Sales Representative Agreement between the Company and Electronic Technology Sales, a US Company, on July 7, 2005.

     (x) Each of the Key Employees has entered into the Employment Contract with the Company.

     (xi) Able GmbH has changed its company name by removing the word "Able" without replacing it by any similar word and expression; a non-compete covenant shall have been duly executed by all the Sellers and Able GmbH in the form approved by the Purchaser, whereby they undertake to refrain from using the trade name "Able" in its business and from competing directly or indirectly with the Business;

     (xii) The Company has obtained all necessary approvals and permits with respect to environmental protection and safety production which are required for operation of the Business on the New Premises from the competent Chinese governmental authorities according to the national and local laws, rules and regulations;

     (x) A trademark transfer agreement has been executed by SAB to transfer the Trademark to the Company and an exclusive license is granted to the Company for the use of the Trademark before such transfer is legally effective.

4.2 The Sellers shall use their best endeavors to procure the fulfillment of all the Conditions specified in Article 4.1, and shall deliver to the Purchaser the originals or certified true copies of those letters, certificates, documents and other documentary evidence proving the fulfillment of the Conditions. If at any time either the Seller becomes aware of a fact or circumstance that might prevent a Condition from being satisfied, it will immediately inform the Purchaser.

4.3 The date on which all the Conditions are or are deemed to be fulfilled shall be confirmed in writing by the Purchaser to the Sellers within seven
     (7) days after the date on which the originals or certified true copies of all the letters, certificates and documents provided for in Article 4.2 have actually been received by the Purchaser. The Purchaser may, to such extent as it deems fit and is legally entitled to do so, at any time waive in writing any of the Conditions set out in Article 4.1 on such terms as it may decide.

4.4 If any of the Conditions (which have not previously been waived by the Purchaser) have not been satisfied on or before the Condition Fulfillment

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                     Agreement on Transfer of Equity Shares

     Deadline, then the Purchaser may on that date, at its option (but without prejudice to any other right or remedy it may have), by notice to the
     Sellers:

     (i)  waive the Conditions which have not been satisfied; or

     (ii) postpone the Condition Fulfilment Deadline to a date not later than June 30, 2006; or

     (iii) terminate this Agreement in which event the provisions of Article 11 will apply.

                                    ARTICLE 5

                                 NON-COMPETITION

5.1 After the execution of this Agreement and for a period of three (3) years following the expiry or the termination of the Employment Contract, the Sellers shall not jointly or separately, assist or have an interest in (other than a passive investment of no more than 5% of the equity of the company in which the investment is made), or enter the employment of or act as an agent, advisor or consultant for, any person, in, or enter the employment of or act as an agent, advisor or consultant for, any person, entity or joint venture which is engaged in, or will be engaged in, any activity or business which will (a) engages in production and sales of products that are same as or similar to those of the Company; (b) contract, solicit or enters in contract or agreement with the Company's employees, customers, suppliers and other business contacts; (c) compete directly or indirectly with the business of the Company in any other manner.

5.2 Each of the Sellers acknowledges that the consideration for the above non-competition covenants has been included in the Purchase Price and upon his receipt of the Purchase Price pursuant to this Agreement he shall have also received the consideration for the non-competition covenants and shall not be entitled to claim for any compensation from the Purchaser. Nevertheless, the Parties agree that, in the event that the Employment Contract with any of the Sellers is early terminated by the Company prior to its expiry without the fault of such Seller, the Purchaser shall pay to such Seller extra compensation in the amount of the monthly salary of such Seller multiply by nine.

5.3  If any of the Sellers violates any of the obligations set out in this
     Article 5, any profits or remunerations gained by the Seller from the competition activities in violation to this Article should be forfeited to the Purchaser. In addition, for each case of violation the Seller shall be obligated to pay a penalty in the amount of US$ 10,000 to the Purchaser. If a violation is continued for more than four

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                     Agreement on Transfer of Equity Shares

     weeks, each four weeks of the continuation of the violation shall be deemed to constitute an independent violation.

                                    ARTICLE 6

                        CONDUCT OF BUSINESS AFTER SIGNING

6.1 During the period between the Execution Date and the Closing Date ("Transitional Period"), the Purchaser shall have the right to send its representative ("Purchaser's Representative") to work on secondment at the Company and to direct the management and operations of the Company. The Purchaser's Representative shall have full access to financial, operation and other information of the Company. All salary and benefit costs of the Purchaser's Representative will be borne by the Purchaser.

6.2  The Sellers undertake that during the Transitional Period:

     (i) The Purchaser shall be provided with unlimited access to the financial documents and information of the Company;

     (ii) The Company shall conduct their activities in the ordinary and usual course of business and consistent with their past customs and practices. Without the Purchaser's prior written consent they shall refrain from actions falling outside of their ordinary course of business.

     (iii) The Company shall refrain from obtaining any loan, credit or incurring liabilities of any sort which is higher than RMB 100,000 (One Hundred thousand Renminbi) without prior written consent of the Purchaser;

     (iv) The Company shall refrain from the disposal of its assets and properties or create any pledge, mortgage or encumbrance over such assets and properties;

     (v) The Company shall refrain from allotting or issuing any shares or any loan capital or securities or other rights convertible into shares or loan capital or distributing any profits or dividends.

6.3 In the event that any Seller or the Company failed to comply with the provisions under above (i) ~ (v), the Purchaser is entitled to: i) immediately terminate this Agreement without notice; in such case the Purchaser is under no obligation to make any payment; or ii) the Purchaser may deduct the losses or damages that is suffered by the Company or the Purchaser due to the breach from the Purchase Price provided herein.

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                     Agreement on Transfer of Equity Shares

6.4 The Sellers undertake to immediately take actions to liquidate, dissolve and deregister SAB after the signing of this Agreement. The legal procedures for dissolution of SAB shall be completed latest in six (6) months after the Execution Date.

6.5 The Sellers undertake to go through relevant PRC regulatory procedure to obtain the licenses and permits required for the use of any special equipment currently used by the Company such as the X-ray equipment immediately after the signing of this Agreement. Such license and permits shall be obtained within one month after the Date of Closing.

                                    ARTICLE 7

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

7.1 Each of the Sellers represents and warrants that, as of the Effectiveness Date as well as the Closing Date:

     (i) The Company is duly organised, validly existing and in good standing under the laws of China. The Sellers have paid in the registered capital of the Company of RMB 1,000,000 (one million Renminbi).

     (ii) The Sellers are the sole legal and beneficial owners of the Transferred Shares, and are entitled to sell and transfer the full legal and beneficial ownership of the Transferred Shares to the Purchaser free from all Encumbrances and with all legal and beneficial rights now and hereafter relating to the Transferred Shares.

     (iii) There are no Encumbrances on, over or affecting any of the Transferred Shares and the assets of the Company. There is no agreement or commitment to give or create any such Encumbrance. No claim has been made by any person to be entitled to any such Encumbrance which has not been waived in its entirety or satisfied in full.

     (iv) Each of the Sellers has obtained all necessary consents, approvals or authorisation to execute and perform this Agreement required from any department in charge, or governmental authorities pursuant to any laws and regulations which he is subject to. Execution of this Agreement does not and will not constitute any breach or violation of any contract, agreement, corporate or regulatory documents, laws and regulations by which the Seller is bound.

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                     Agreement on Transfer of Equity Shares

     (v) All licences, consents and other permissions and approvals required for carrying out the Business of the Company have been properly granted and are valid and in full force and effect; and the Company is not in default and has not received notice that it is in default with respect to the terms of any such licence, consent, permission or approval, or that any such licence, consent, permission or approval is likely to be revoked or which constitutes grounds for such revocation.

     (vi) All information and documents in relation to the Company that have been provided to the Purchaser for purpose of or in connection with this Agreement, including without limitation to those listed in
          Schedule 2, are true and accurate in all respects and are not misleading because of any omission or ambiguity or for any other reason.

     (vii) All the accounts, books, ledgers and financial and other records of the Company are complete and accurate in all material aspects and have been properly kept in accordance with the legal requirements and normal business practice, and are in the possession of the Company or under its control, and all transactions relating to the Business have been duly and correctly recorded therein and there are no inaccuracies or discrepancies of any kind contained or reflected in such accounts, books, ledgers and financial and other records and they are sufficient to give a true and accurate view of the state of the Company's affairs and to explain its transactions.

     (viii) The assets included in the books and accounts of the Company are the absolute property of the Company free from any mortgage, charge, lien, bill of sale or other encumbrance and are not the subject of any leasing, hiring or hire purchase agreement or agreement for payment on deferred terms or assignment or factoring or other similar agreement and all such assets are in the possession or under the control of the Company.

     (ix) As of the Date of Closing, total current assets of the Company minus total liabilities (including but not limited to payables and outstanding loans) are equal to at least RMB500,000.

     (x) There has been no breach by the Seller or the Company or by any of their respective officers or employees (in their capacity as such) of any legislation or regulations affecting the Company or its business.

     (xi) There has been no breach by the Seller or the Company of any contract, agreement or covenant to which the Seller or the Company is a party; if any dispute arises under or in connection with such contract, agreement or

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                     Agreement on Transfer of Equity Shares

          covenant for matters that have taken place up to the Closing Date, the Sellers agree to indemnify the Purchaser and the Company, without delay, for all reasonable costs of settling such disputes.

     (xii) The Company has since December 31, 2005 carried on business in the ordinary and usual course and has not entered into any contract which is onerous in nature and may affect the Purchaser's decision to purchase the Transferred Shares.

     (xiii) Unless otherwise disclosed to the Purchaser in writing, the Company is not engaged (whether as plaintiff, defendant or otherwise) in any litigation or arbitration, administrative or criminal or other proceeding, and no litigation or arbitration, administrative or criminal or other proceedings against the Company is pending, threatened or expected, and there is no fact or circumstance likely to give rise to any such litigation or arbitration, administrative or criminal or other proceedings, or to any proceedings against any director, officer or employee (past or present) of the Company in respect of any act or default for which the Company might be vicariously liable.

     (xiv) The Company have not issued or granted, or made any commitment capable of being realised after the Execution Date to issue or grant, any guarantee, commercial paper, Encumbrance or other security to secure any current, contingent or future liability or obligation of the Seller or any third party.

     (xv) The Company has been in strict compliance with all the requirements under Chinese law with respect to environmental protection, public health, production safety and labor matters. No notices, complaints, demands or proceedings have been received, by the Company or the Seller, in relation to any of such issues. There is no condition requiring decontamination or other remedial action. If any dispute arises with the relevant authorities charged with the application of environmental protection, public health, production safety, labor matters and other relevant laws and regulations for matters that have taken place up to the Closing Date, the Seller agrees to indemnify the Purchaser, without delay, for all reasonable costs of settling such disputes, including any interests charged or penalty imposed.

     (xvi) Before the Closing Date, the land on which the Company has been located, including the relative surface water, does not have any toxic or noxious residues which violate the regulations of China as the Company has not carried out such operations as to cause contamination in the above places and in all events have carried out all necessary clean-up operations

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                     Agreement on Transfer of Equity Shares

          of the same land as a result of the activities of third parties and/or the previous owners of the land.

     (xvii) The Company has fully and in a timely manner met their obligations resulting from tax, labor and social insurance legislation with respect to the filing of returns and the payment of taxes; adequate provisions have been made for taxes, public levies and social security contributions anticipated and/or not yet paid. If any dispute arises with the tax authorities or other authorities charged with the application of tax, labor social security and other relevant laws and regulations for matters that have taken place up to the Closing Date, the Sellers agree to indemnify the Purchaser, without delay, for all reasonable costs of settling such disputes, including any interests charged or penalty imposed.

     (xviii) No claims have been asserted by any person or entity against the Company over the use of intellectual property rights including patents, trademarks, trade names, copyrights, technology, know-how or processes or challenging or questioning the validity or effectiveness of any such license or agreement. In case of any such claim, there is no legally valid basis to it. The use of any intellectual property rights by the Company does not infringe on the rights of any third party.

7.2 Each of the Sellers acknowledges and accepts that the Purchaser is entering into this Agreement in reliance upon each of the Warranties notwithstanding any investigations which the Purchaser, its agents or advisors may have made, and jointly and severally undertake to indemnify the Purchaser and the Company against any loss, damages, costs (including all legal costs on a solicitor and own client basis), expenses or other liabilities which the Purchaser may incur in connection with:

     (i)  any of the Warranties being untrue or misleading or breached;

     (ii) the settlement of any claim that any of the Warranties are untrue or misleading or have been breached and in which the Seller acknowledges or confirms (on a with or without liability basis) that there has been a breach of Warranties;

     (iii) any arbitration or legal proceedings in which the Purchaser or the Company claims that any of the Warranties are untrue or misleading or have been breached, and in which settlement is reached under which the Seller (on a with or without liability basis) acknowledges that a Warranty is untrue or misleading or has been breached, or arbitration award or judgment is given for the Purchaser or the Company provided that if the arbitrator or court makes a ruling as to the payment of costs by the parties, then that ruling shall apply in lieu of the provisions of this Article; and


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                     Agreement on Transfer of Equity Shares

     (iv) the enforcement and amount of any such settlement or arbitration award or judgment.

7.3 Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to, or inference from, the terms of any other Warranty or any other terms of this Agreement.

7.4 Any rights to which the Purchaser may be or become entitled to by reason of any of the Warranties, and all remedies which may be available to the Purchaser in consequence of any of the Warranties being untrue or misleading or breached, shall ensure for the benefit of any subsidiary or parent or holding company of the Purchaser and, accordingly, any loss which is sustained by the Purchaser in consequence of any of the Warranties being untrue, misleading or breached, shall be deemed also to be a loss of such subsidiary or parent or holding company, and such subsidiary or parent or holding company may bring proceedings and exercise any other remedy on the footing that it has been the beneficial owner of the Transferred Shares at all times since Closing.

7.5 Each of the Sellers hereby undertakes that he will, periodically and whenever requested, whether before or after Closing, forthwith disclose in writing to the Purchaser any event, fact or circumstance which may become known to him after the date hereof and which is materially inconsistent with any of the Warranties, or which could reasonably be expected to materially affect a purchaser's valuation of the Transferred Shares or which may entitle the Purchaser to make any claim under this Agreement.

7.6 Any breach of any of the Warranties or indemnities made or given by the Seller hereunder occurring before Closing shall, in addition and without prejudice to any other rights or remedies available to the Purchaser, entitle the Purchaser to rescind this Agreement forthwith (provided, in the case of rescission only, that such breach is material) and/or to sue for any breach thereof on the basis set out in this Article 7.

7.7 The Warranties shall be deemed repeated on each day up to the Closing Date and again on Closing (by reference to the facts then subsisting).

7.8 No claim shall be brought by the Purchaser for breach of any of the Warranties unless (i) the breach occurs during the period of 3 years following the Closing Date, and (ii) notice of such claim specifying in reasonable detail the breach to which the claim relates, the nature of the breach and the amount claimed (where ascertainable) has been received by the relevant Sellers not later than the expiry of the period of 38 months following the Closing Date.


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                     Agreement on Transfer of Equity Shares

7.9 The Sellers shall only be liable with respect to any claim under the Warranties if:

     (i) the amount finally adjudicated or agreed as being payable with respect to such individual claim is in excess of US$ 1,000 or the equivalent amount thereof in any other currencies; and

     (ii) the aggregate amount finally adjudicated or agreed as being payable with respect to all such claims referred to in paragraph (i) above is in excess of US$ 10,000 or the equivalent amount thereof in any other currencies, in which event the Seller shall be liable for the whole amount and not merely for the excess.

7.10 If the Sellers shall pay to the Purchaser or the Company any amount by way of compensation or damages under a claim for breach of Warranties, and the Purchaser or the Company subsequently recovers from a third party any amount relating to such breach or claim, the Purchaser or the Company (as the case may be) shall repay to the Sellers such amount previously paid by them or so much thereof as does not exceed the amount recovered from the third party.

7.11 The provisions of Articles 7.8 to 7.10 shall not apply in the event of fraud or dishonesty on the part of any of the Sellers prior to the Closing Date.

7.12 If in respect of or in connection with any breach of any of the Warranties, any amount payable to the Purchaser or the Company by the Sellers is subject to taxation, the Sellers shall pay such additional amounts to the Purchaser or the Company so as to ensure that the net amount actually received by the Purchaser or the Company is equal to the full amount payable to the Purchaser or the Company under this Agreement.

7.13 If there is any breach of any of the Warranties or any provision of this Agreement by the Seller before the full payment of the Purchase Price, the Purchaser may, to the fullest extent afforded by PRC laws, without prejudice to any other rights that it may have, set off any loss or damage found to be suffered or incurred by it or the Company (or otherwise agreed) in connection with any such breach or set off any claim, against the Purchase Price.

                                    ARTICLE 8

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

8.1 The Purchaser represents and warrants that, as of the Effectiveness Date as well as the Closing Date:


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                     Agreement on Transfer of Equity Shares

     (i) It is duly organised, validly existing and in good standing under the laws of Hong Kong SAR;

     (ii) It has obtained the consents, approvals or authorisation to enter into this Agreement required from its shareholders and/or board of directors pursuant to its articles of association, or required by law. Conclusion of this Agreement does not constitute a breach of any agreement or law by which the Purchaser is bound.

                                    ARTICLE 9

                                  EFFECTIVENESS

9.1 This Agreement shall become effective when it has been 1) signed by authorised representatives of all the Parties; and 2) duly approved by the Examination and Approval Authority in writing.

                                   ARTICLE 10

                                 CONFIDENTIALITY

10.1 For purpose of this Article, Confidential Information shall mean all information not in the public domain (and whether or not recorded in documentary form or on computer disc) including but not limited to:

     (i) the business methods, corporate plans, management systems, finances, maturing new business opportunities or research and development projects of the Company;

     (ii) the marketing or sales of any products or services of the Company, including, without limitation, sales targets and statistics, market surveys and plans, sales techniques, price lists, contact details of customers or potential customers or any suppliers and potential suppliers to the Company, the nature of their business operations, their preferences, ability to pay and all confidential aspects of their business relationship with the Company; and

     (iii) any trade secrets, secret formulae, processes, inventions, designs, know-how, discoveries, technical specifications and other technical information relating to any product or service of the Company.

10.2 (i)  Before and after Closing, the Sellers:

          (a) may not use or disclose to any person any Confidential Information belonging to the Company or otherwise relating to the Business which they have obtained during their operation; and


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                     Agreement on Transfer of Equity Shares

          (b) will make every effort to prevent the use or disclosure of Confidential Information.

     (ii) Article 10.2(i) does not apply to:-

          (a) disclosure of Confidential Information to a director or employee of the Purchaser or the Company whose function requires him to have the Confidential Information;

          (b) disclosure of Confidential Information to a professional adviser for the purpose of advising the Sellers but only on terms that the provisions of Article 10 apply to the use or disclosure by such professional adviser of such Confidential Information;

          (c) Confidential Information which has become public knowledge otherwise than, directly or indirectly, through the Sellers' breach of this Article 10; or

          (d) disclosure of Confidential Information required by law or regulation (and then if and to the extent practicable only after consulting and taking into account the reasonable requirements of the Purchaser).

10.3 Each of the undertakings in this Article 10 is a separate and independent undertaking. If one or more of those undertakings is held to be void or unenforceable, the validity of the remaining undertakings will not be affected.

10.4 The Sellers agree that:-

     (i) the restrictions and undertakings contained in Article 10 are reasonable and necessary for the protection of the Purchaser's legitimate interests in the goodwill of the Company; and

     (ii) if any such restrictions or undertakings are found to be void or voidable, but would be valid and enforceable if some part or parts of the restriction or undertaking were deleted, such restriction or undertaking will apply with such modifications as may be necessary to make it valid and enforceable.

10.5 The Parties acknowledge that since damages or an account of profits will not be an adequate remedy for a breach of the obligations in this Article 10, the Purchaser is entitled to an injunction to prevent a breach or continued breach.

                                   ARTICLE 11

                                   TERMINATION

11.1 If this Agreement is terminated pursuant to Article 4.4, 6.3 and 7.6, then:


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                     Agreement on Transfer of Equity Shares

          (a) all rights and obligations of the Parties will cease immediately upon termination except that termination will not affect the then accrued rights and obligations of the Parties (including the right to damages for the breach, if any, giving rise to the termination) and any other pre-termination breach by any of the Parties;

          (b) the Parties shall, to their best efforts, coordinate to reverse the Transaction to the effect that this Agreement has never been executed by the Parties.

                                   ARTICLE 12

                               BREACH OF CONTRACT

12.1 In the event of any failure by any Party to perform any of its or his material obligations hereunder, or any representations and warranties set forth herein are inaccurate, untrue, or misleading, it shall constitute a breach of this Agreement ("Breach"). The Party in breach of this Agreement shall fully indemnify the non-breaching Party for any and all damages and losses suffered by the non-breaching Party as a result of the Breach.

12.2 The Party in breach shall have thirty (30) days within which to cure any Breach upon written notice of the non-breaching Party indicating the Breach. If a cure is not effected within the above time period, then the non-breaching Party shall be entitled to be compensated for all damages and losses related to and/or resulting from such breach, provided however that the non-breaching Party shall not be entitled to receive punitive or non-consequential damages.

12.3 In case of any breach of this Agreement by any of the Sellers, the Purchaser shall be entitled to deduct and set-off its damages and losses from and against the Purchaser Price. If the unpaid part of Purchase Price is not enough to cover such damages and losses, the Seller shall further compensate the Purchaser for the remaining amount of damages and losses.

                                   ARTICLE 13

                             SETTLEMENT OF DISPUTES

13.1 Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity of this Agreement, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules which are in force at the relevant time (and as the same may be amended by the remainder of this provision). The place of arbitration shall be in Hong Kong at the Hong Kong International Arbitration Centre. The Purchaser shall be entitled to appoint one arbitrator, the Sellers shall be jointly entitled to appoint one


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                     Agreement on Transfer of Equity Shares

     arbitrator, and the third arbitrator shall be appointed by Hong Kong International Arbitration Centre and serve as the chairman of the arbitration panel. The language to be used in such arbitration proceedings shall be English.

13.2 The arbitral award shall be final and binding on all the Parties (regardless of whether they are parties to the arbitration proceedings or not), and may be enforced by any court or judicial authority having competent jurisdiction over the party or its assets against whom the arbitral award is to be enforced.

13.3 Upon and after the submission of any dispute to arbitration, the Parties shall continue to exercise their remaining respective rights, and fulfil their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute.

                                   ARTICLE 14

                                  MISCELLANEOUS

14.1 This Agreement and the rights of the Parties hereunder shall be construed and interpreted in accordance with the laws of the People's Republic of China. If there are no relevant Chinese laws, then standard international commercial practice shall apply.

14.2 Each of the Sellers shall be jointly and severally liable for any duties and responsibilities of the Sellers hereunder, including the representations and warranties made by the Sellers. In case of breach of any provisions of the Agreement, or any of the Sellers' representations and warranties is found to be mistaken or inaccurate, the Purchaser may claim against any and all of the Sellers at its sole discretion.

14.3 Each Party shall be responsible for the costs incurred by itself during or in connection with the drafting, negotiating and execution of this Agreement including costs for its legal and financial advisors, the costs and expenses incurred for conducting asset valuation, obtaining approvals, permits that it is required to obtain.

14.4 This Agreement supersedes all and any previous agreements or arrangements between the Parties relating to the sale and purchase of the Transferred Shares, and no future variation shall be effective unless made in writing, signed by each of the Parties and approved by the Examination and Approval Authority.


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                     Agreement on Transfer of Equity Shares

14.5 If at any time any provision of this Agreement is or become illegal, invalid or unenforceable in any respect, the remaining provision hereof shall in no way be affected or impaired thereby.

14.6 The attached schedules shall form an integral part of this Agreement. This Agreement constitutes the entire agreement between the Parties. There are not and shall be deemed not to be any verbal statements or undertakings between the Parties.

14.7 Except for any agreement made by the Parties in writing to the contrary, no failure or delay to exercise any right, power, priority or remedy under this Agreement will be deemed as waiver of such right, power, priority or remedy. Nor will any single or partial exercise of any right, power, priority or remedy preclude any other or further exercise of that or any other right, power, priority or remedy.

14.8 This Agreement is signed in eight (8) originals and each Party shall hold one (1) original and four (4) originals may be submitted to the Examination and Approval Authority. This Agreement is written in English and Chinese language and both language versions shall be equally valid.

(The rest of this page is intentionally left blank)


                                 Page 22 of 23

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                     Agreement on Transfer of Equity Shares

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its authorised representatives:

Shenzhen, Guangdong Province, January 25, 2006

By: (ABLE NEW ENERGY CO., LIMITED)


/s/ John D. Kavazanjian
--------------------------------------
Authorized Representative:


By: (HUANG DEYONG)


/s/ Huang Deyong
--------------------------------------


By: (LI XIAOCHUN)


/s/ Li Xiaochun
--------------------------------------


By: (ZHU DEHONG)


/s/ Zhu Dehong
--------------------------------------


                                 Page 23 of 23